UNITED STATES SECURITIES AND EXCHANGE COMMISSION

			     Washington, D.C. 20549


				   FORM 12b-25





			   NOTIFICATION OF LATE FILING



(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F

[_] Form 10-Q  [X] Form N-SAR


 For Period Ended: MAY 31, 1999


				     PART I

			     REGISTRANT INFORMATION



THE PARKSTONE GROUP OF FUNDS

__________________________________________________________________________

Full Name of Registrant




___________________________________________________________________________

Former Name if Applicable




3435 STELZER ROAD
___________________________________________________________________________

Address of Principal Executive Office (Street and Number)




COLUMBUS, OH 43219

___________________________________________________________________________

City, State and Zip Code



				    PART II

			     RULE 12b-25(b) AND (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


     |    (a)  The reasons  described in  reasonable  detail in Part III of

     | this form could not be eliminated without unreasonable effort or expense;

     |
     |    (b)  The subject annual report,  semi-annual report, transition

     |         report on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,

[X] | or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by

     |         Rule 12b-25(c) has been attached if applicable.



				    PART III

				   NARRATIVE


     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


Due to technical hardship we are unable to fix all of the errors that were identified during the test filing which was suspended twice.


     The Registrant requests additional time to file Form NSAR so that it can compile the necessary information to complete an accurate document.





				    PART IV

			       OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification


	       GARY TENKMAN                    614-470-8225

     -----------------------------------------------------------------------

	       (Name)                     (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
						 [X] Yes  [_] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
		[_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


THE PARKSTONE GROUP OF FUNDS
--------------------------------------------------------------------------
		  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on itts behalf by the undersigned thereunto duly authorized.


Date    053199                By  GARY TENKMAN
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